[PricewaterhouseCoopers letterhead]
                                                             Exhibit 11(b)







                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Trustees of Ivy US Blue Chip Fund (the "Fund")

In our opinion, the accompanying statement of assets and liabilities of the Fund presents fairly, in all material respects, the financial position of the Fund as of October 20, 1998 in conformity with generally accepted accounting principles. This financial statement is the responsibility of the Fund's management; our responsibility is to express an opinion on this statement based on our audit. We conducted our audit of this statement in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.




PRICEWATERHOUSECOOPERS LLP

Ft. Lauderdale, Florida

October 26, 1998